Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2018 RESULTS

HOUSTON – August 6, 2018 - VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the second quarter 2018.

Highlights and Recent Key Items:

•	Produced an average of 3,549 net barrels of oil per day (“BOPD”) in the second quarter of 2018, within the guidance range for the quarter;
•	Successfully completed a three-well workover program within cost guidance, adding 1,100 BOPD of net production;
•

Reported revenues from continuing operations of $24.4 million, slightly below the $27.6 million amount for the first quarter of 2018, despite the additional partial lifting that benefited the first quarter;

•

Reported income from continuing operations of $0.9 million ($0.02 per diluted share) for the second quarter of 2018, which was adversely impacted primarily by workover expenses, and to a lesser extent by mark-to-market charges related to Stock Appreciation Rights (“SARs”) and crude oil swaps, which collectively totaled $7.5 million ($0.13 per diluted share);

•

Excluding these three items totaling $7.5 million, second quarter income from continuing operations would have been very strong at $8.4 million and nearly unchanged from the $8.7 million ($0.15 per diluted share) amount reported in the first quarter of 2018;

•

Generated Adjusted EBITDAX of $23.3 million for the first half of 2018 and forecasted Adjusted EBITDAX for the second half of 2018 to be in the range of $27.0 million to $30.0 million using Brent strip pricing as of August 3, 2018 and the mid-point of the Company’s guidance ranges;

•	Increased working capital from continuing operations by $10.9 million during the six months ended June 30, 2018, which contributed to the increase in cash and cash equivalents to $40.5 million; and
•	Paid off outstanding debt balance, leaving VAALCO with no debt on the balance sheet for the first time since June 30, 2014.

For the second quarter of 2018, VAALCO reported income from continuing operations of $0.9 million, or $0.02 per diluted share.  This included the impact from approximately $4.5 million, or $0.08 per diluted share for successful workovers performed in the quarter, primarily non-cash adjustments for employee SARs of approximately $2.0 million, or $0.03 per diluted share, and a non-cash mark-to-market charge related to the Company’s crude oil swaps of approximately $1.0 million, or $0.02 per diluted share. In the same period in 2017, the Company reported income from continuing operations of $2.5 million, or  $0.04 per diluted share, and in the first quarter of 2018 reported income from continuing operations of $8.7 million, or $0.15 per diluted share.  The average realized price for crude oil in the second quarter of 2018 was $74.36 per barrel, an increase of 59% from $46.83 per barrel in the second quarter of 2017.  In the first quarter of 2018, the average realized price for crude oil was $68.69 per barrel. Adjusted EBITDAX totaled $8.8 million in the second quarter of 2018 compared with $8.6 million in the same period of 2017, and $14.5 million in the first quarter of 2018.

Adjusted EBITDAX and working capital from continuing operations are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We are pleased to have restored approximately 1,100 BOPD net production on our Avouma platform through the safe and successful completion of our workover program. Following completion of the Avouma workover program, total net production for VAALCO is currently averaging approximately 4,300 BOPD. While earnings were down from the first quarter of this year, the decline was related to definable charges during the quarter for workovers, SARs and the required mark-to-market adjustment for our crude oil swaps. We remained focused on operational excellence, mitigating production downtime and maximizing margins.  We are encouraged with how discussions are progressing with the Gabonese on securing a license extension that will ensure the long-term viability of our premier Etame asset. With the recent elimination of all of our outstanding debt, we will continue to strengthen our balance sheet through strong cash flow generation at current Brent pricing and look to add value through future economic development drilling opportunities.”

Gabon

In October 2017, VAALCO began workover operations to replace failed ESPs in the South Tchibala 1-HB and South Tchibala 2-H wells.  While production from the South Tchibala 1-HB well was not restored, the workover operation on the South Tchibala 2-H well was successfully completed in November 2017.  Following demobilization of the workover unit in late 2017, the Avouma 2-H well experienced an ESP failure.  In May 2018 VAALCO mobilized a hydraulic workover unit to the Avouma platform to replace the ESP systems in the Avouma 2-H and the South Tchibala 1-HB wells and restored production from both wells in June 2018. In addition the Company took advantage of the hydraulic workover unit being on the platform to proactively upgrade the ESP system in the South Tchibala 2-H well.  Excluding the Avouma platform wells, the wells with ESPs on the Company’s three other platforms have operated without incident for up to four years.  As a result of these workover operations approximately 1,100 BOPD of net production has been restored.  Average net oil production in the second quarter of 2018 was within the guidance at 3,549 BOPD compared with 3,611 BOPD in the first quarter of 2018.

Equatorial Guinea and Angola

The Company continues to examine alternative, lower cost development options for discoveries on Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that are being re-evaluated as prices continue to recover.

VAALCO continues to negotiate with the Angolan government to exit on reasonable terms from the Block 5 exploration area.

2018 - Second Quarter Financial Results

Total oil sales for the second quarter of 2018 were $24.4 million, compared to $27.6 million in the first quarter of 2018.  During the second quarter of 2018, VAALCO sold approximately 319,000 net barrels of oil at an average price of $74.36 compared to approximately 414,000 net barrels at an average price of $46.83 per barrel during the second quarter of 2017. During the first quarter of 2018, the Company sold approximately 393,000 net barrels of oil at an average price of $68.69 per barrel.

In June 2018, VAALCO executed commodity swaps at a Dated Brent weighted average price of $74 per barrel for the period from and including June 2018 through June 2019 for a quantity of approximately 400,000 barrels. As of June 30, 2018, the estimated mark-to-market value of the commodity price swaps in 2018 and beyond was a liability of $1.0 million, which is recorded on the “Accrued liabilities and other” line item on the condensed consolidated balance sheet.

Costs and Expenses

Total production expense, excluding workovers, was $8.3 million, or $26.08 per barrel of oil sales, in the second quarter of 2018, compared to $9.7 million, or $23.41 per barrel of oil sales, in the second quarter of 2017, and $10.7 million, or $27.17 per barrel of oil sales in the first quarter of 2018.    Second quarter 2018 absolute production costs excluding workovers declined 22% from the first quarter of 2018 due to lower sales volumes. Workover expense in the second quarter of 2018 was $4.5 million and was spread over three workovers as noted earlier.

Depreciation, depletion and amortization (DD&A) expense was $1.0 million, or $3.24 per barrel of oil sales in the three months ended June 30, 2018 compared to $2.0  million, or $4.76 per barrel of oil sales in the comparable period in 2017, and $1.1 million, or $2.86 per barrel of oil sales in the first quarter of 2018.  DD&A per barrel decreased from 2017 due to the increase in proved reserves at December 31, 2017.

General and administrative (G&A) expense for the second quarter 2018 was $5.0 million, or $15.70 per barrel of oil sales, as compared to $3.0 million, or $7.36 per barrel of oil sales in the second quarter 2017 and $2.6 million, or $6.62 per barrel of oil sales in the first quarter of 2018. General and administrative expense includes $2.4 million, $0.6 million, and $0.3 million of stock-based compensation expense for the quarters ended June 30, 2018 and 2017 and March  31, 2018, respectively.    Stock-based compensation expense related to SARs was $2.0 million during the three months ended June 30, 2018 as compared to $0.1 million in the comparable 2017 period; and therefore accounted for the bulk of the increase.  Because SARs are cash settled when exercised after vesting, these awards are adjusted to fair value each period, and as a result of the increase in VAALCO’s stock price from $0.86 at March 31, 2018 to $2.73 at June 30, 2018, the amount of expense increased by $1.8 million in the second quarter.

Income tax expense for the second quarter of 2018 was $3.6 million compared to $3.1 million for the same period in 2017, and $4.0 million in the first quarter of 2018.    The increase in income tax expense in the second quarter of 2018 as compared to the same quarter in 2017 is primarily attributable to higher revenue in VAALCO’s operations in Gabon.

Capital Investments/Balance Sheet

During the three months ended June 30, 2018, VAALCO invested approximately $0.6 million in capital expenditures on a cash basis, primarily for equipment and enhancements.  The Company does not currently have any material obligations for capital investments in 2018 but is actively considering development drilling opportunities in offshore Gabon in 2019.

At the end of the second quarter, VAALCO had an unrestricted cash balance of $40.5 million.  The unrestricted cash balance included $9.8 million of cash attributable to non-operating joint venture owner advances.  This does not include an additional $1.0 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $0.9 million of restricted cash classified as long term.

Beginning with the first quarter of 2018, the government of Gabon elected to lift its share of oil (which is reported as income taxes) separately from the Etame joint interest owners.  As a result, Gabon income taxes will be settled when the government of Gabon lifts its share of production.  Such settlements are expected to occur once or twice per year, depending on production levels.  At June 30, 2018, VAALCO had $5.4 million of foreign taxes payable attributable to such taxes.  While these taxes have been charged against earnings during the first six months of 2018, the cash payment has not occurred and instead it is anticipated that the government will elect to take its lifting of oil in September 2018 for the amount due; this will reduce VAALCO and the other Etame owners’ share of cash flows from oil sales in the period in which it occurs.

At March 31, 2018, debt, net of deferred financing costs, totaled $7.0 million.  On May 22, 2018, VAALCO paid off the outstanding balance on its Amended Term Loan Agreement with the IFC.  The total payoff amount for the principal and accrued interest since March 31, 2018 was approximately $7.2 million. VAALCO now has no debt on the balance sheet for the first time since June 30, 2014.

Outlook Projections

The Company is providing forecasted Adjusted EBITDAX for the second half of 2018 to be in the range of $27.0 million to $30.0 million using average Brent strip pricing as of August 3, 2018 of about $74 for the remainder of 2018, and the mid-point of the Company’s guidance ranges. This would be an approximately 23% increase over the first half of 2018 actual Adjusted EBITDAX of $23.3 million. VAALCO estimates that for every $5.00 increase in realized oil price, the Company generates approximately $6 million in additional annualized Adjusted EBITDAX.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results August 7, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial

(661) 378-9859.  The confirmation code is 6397074.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through August 14, 2018 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 6397074.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

 About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$40,490	$19,669
Restricted cash	1,029	842
Receivables:
Trade	9,607	3,556
Accounts with joint venture owners, net of allowance of $0.5 million at June 30, 2018 and December 31, 2017	—	3,395
Other	122	100
Crude oil inventory	1,298	3,263
Prepayments and other	3,721	2,791
Current assets - discontinued operations	3,172	2,836
Total current assets	59,439	36,452
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	390,404	389,935
Undeveloped acreage	10,000	10,000
Equipment and other	8,531	9,432
	408,935	409,367
Accumulated depreciation, depletion, amortization and impairment	(387,808)	(386,146)
Net property and equipment	21,127	23,221
Other noncurrent assets:
Restricted cash	918	967
Value added tax and other receivables, net of allowance of $6.4 million and $6.5 million at June 30, 2018 and December 31, 2017, respectively	6,724	6,925
Deferred tax asset	1,260	1,260
Abandonment funding	10,808	10,808
Total assets	$100,276	$79,633

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,876	$11,584
Accounts with joint venture owners	9,807	—
Accrued liabilities and other	16,893	12,991
Foreign taxes payable	5,431	—
Current portion of long term debt	—	6,666
Current liabilities - discontinued operations	15,186	15,347
Total current liabilities	58,193	46,588
Asset retirement obligations	20,708	20,163
Other long-term liabilities	892	284
Long term debt, excluding current portion, net	—	2,309
Total liabilities	79,793	69,344
Commitments and contingencies
Shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 66,966,301 and 66,443,971 shares issued, 59,420,471 and 58,862,876 shares outstanding	6,696	6,644
Additional paid-in capital	72,013	71,251
Less treasury stock, 7,545,830 and 7,581,095 shares at cost	(37,776)	(37,953)
Accumulated deficit	(20,450)	(29,653)
Total shareholders' equity	20,483	10,289
Total liabilities and shareholders' equity	$100,276	$79,633

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018
Revenues:
Oil and natural gas sales	$24,426	$20,425	$27,645
Operating costs and expenses:
Production expense	12,817	9,866	10,960
Exploration expense	12	—	—
Depreciation, depletion and amortization	1,035	1,970	1,124
General and administrative expense	5,008	3,049	2,603
Bad debt expense and other	145	183	(56)
Total operating costs and expenses	19,017	15,068	14,631
Other operating income, net	314	230	24
Operating income	5,723	5,587	13,038
Other income (expense):
Interest expense, net	(30)	(378)	(354)
Other, net	(1,224)	338	69
Total other expense, net	(1,254)	(40)	(285)
Income from continuing operations before income taxes	4,469	5,547	12,753
Income tax expense	3,582	3,096	4,042
Income from continuing operations	887	2,451	8,711
Loss from discontinued operations	(343)	(168)	(52)
Net income	$544	$2,283	$8,659

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.02	$0.04	$0.15
Loss from discontinued operations	(0.01)	0.00	0.00
Net income per share	$0.01	$0.04	$0.15
Basic weighted average shares outstanding	59,090	58,658	58,863
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.02	$0.04	$0.15
Loss from discontinued operations	(0.01)	0.00	0.00
Net income per share	$0.01	$0.04	$0.15
Diluted weighted average shares outstanding	59,851	58,658	58,863

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,203	$6,542
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	395	344
Depreciation, depletion and amortization	2,159	3,839
Other amortization	191	201
Unrealized foreign exchange (gain)/loss	79	(580)
Stock-based compensation	2,674	783
Commodity derivatives loss	999	50
Bad debt expense and other	89	281
Other operating gain, net	(338)	(167)
Operational expenses associated with equipment and other	1,739	—
Change in operating assets and liabilities:
Trade receivables	(6,051)	(1,314)
Accounts with joint venture owners	13,203	2,610
Other receivables	(23)	58
Crude oil inventory	1,965	(39)
Prepayments and other	(764)	395
Value added tax and other receivables	(249)	(1,130)
Accounts payable	(535)	(4,274)
Foreign taxes payable	5,431	—
Accrued liabilities and other	1,381	(977)
Net cash provided by continuing operating activities	31,548	6,622
Net cash used in discontinued operating activities	(892)	(4,049)
Net cash provided by operating activities	30,656	2,573
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(976)	(1,032)
Acquisitions	—	64
Proceeds from sale of oil and gas properties	—	250
Net cash used in continuing investing activities	(976)	(718)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(976)	(718)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	445	38
Debt repayment	(9,166)	(5,833)
Borrowings	—	4,167
Net cash used in continuing financing activities	(8,721)	(1,628)
Net cash provided by discontinued financing activities	—	—
Net cash used in financing activities	(8,721)	(1,628)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	20,959	227
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	32,286	30,643
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$53,245	$30,870

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018
NET SALES DATA:
Oil (MBbls)	319	414	393

Average daily sales volumes (bbls/day)	3,505	4,549	4,367
NET PRODUCTION DATA
Oil (MBbls)	323	397	325
Average daily production volumes (MBbls/day)	3,549	4,363	3,611
AVERAGE SALES PRICES:
Oil ($/Bbl)	$74.36	$46.83	$68.69
COSTS AND EXPENSES (PER Bbl OF SALES):
Production expense	$40.18	$23.83	$27.89
Production expense, excluding workovers*	26.08	23.41	27.17
Depreciation, depletion and amortization	3.24	4.76	2.86
General and administrative expense**	15.70	7.36	6.62
Property and equipment expenditures, cash basis (in thousands)	$(553)	$(264)	$(423)

*Workover costs excluded from the three months ended June 30, 2018 and 2017 and March 31, 2018 are $4.5 million, $0.2 million and $0.3 million, respectively.

**General and administrative expenses include $7.66,  $1.52 and $0.80 barrel of oil of sales of stock-based compensation expense in the three months ended June 30, 2018, and 2017 and March 31, 2018, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net income to Adjusted EBITDAX	June 30, 2018	June 30, 2017	March 31, 2018
Net income	$544	$2,283	8,659
Add back:
Impact of discontinued operations	343	168	52
Interest expense, net	30	378	354
Income tax expense	3,582	3,096	4,042
Depreciation, depletion and amortization	1,035	1,970	1,124
Non-cash or unusual items:
Stock-based compensation	2,442	629	314
Commodity derivative loss (income), unrealized	999	(130)	—
Equipment recovery	(314)	—	(24)
Bad debt expense (recovery) and other	145	183	(56)
Adjusted EBITDAX	$8,806	$8,577	$14,465

Reconciliation of Changes in Working Capital from continuing operations	June 30, 2018	December 31, 2017	Change
Current assets	$56,267	$33,616	$22,651
Current liabilities	43,007	31,241	11,766
Working capital from continuing operations(1)	$13,260	$2,375	$10,885

(1)	Excludes current assets and current liabilities attributable to discontinued operations.